Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Hemispherx Biopharma, Inc.
Philadelphia, Pennsylvania

We consent to the incorporation by reference in Registration Statement (No. 333-136187) in this Amendment No. 1 on Form S-1 of Hemispherx Biopharma, Inc. and subsidiaries of our report dated March 19, 2007 relating to our audit of the consolidated financial statements and the financial statement schedule and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Hemispherx Biopharma, Inc. and subsidiaries for the year ended December 31, 2006.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/McGladrey & Pullen, LLP
Blue Bell, Pennsylvania
May 8, 2007